Exhibit 99.3

CONSENT OF SIMMONS & COMPANY INTERNATIONAL

The Board of Directors
Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, Texas 77002

Dear Members of the Board:

        We hereby consent to the inclusion of our opinion letter to you dated June 11, 2006, as Annex D to the Joint Proxy Statement/Prospectus of Plains All American Pipeline, L.P. ("Plains") and Pacific Energy Partners, L.P. ("Pacific") which forms a part of the Registration Statement on Form S-4 of Plains filed by Plains with the Securities and Exchange Commission on July 11, 2006 (the "Prospectus") and to the references to our opinion and to our firm in the Prospectus under the captions: "Summary—Opinions of Financial Advisor—Opinion of Financial Advisor to Plains," "The Merger—Background of the Merger," "The Merger—Recommendation of the Board of Directors of Plains' General Partner and Reasons for the Merger" and "The Merger—Opinions of Financial Advisors—Opinion of Simmons & Company International—Financial Advisor to the Board of Directors of Plains' General Partner." By giving such consent, we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ James P. Baker, Director
James P. Baker, Director
SIMMONS & COMPANY INTERNATIONAL

Houston, Texas
July 11, 2006